Exhibit 99.2

Reynolds Consumer Products Inc.

Q3 2020 Earnings Call Transcripts

Wednesday, November 11, 2020 4:00 PM CST (5:00 PM EST)

Participants

EXECUTIVES

Lance  Mitchell
President and Chief Executive Officer

Mark David Swartzberg
Vice President of Investor Relations

Michael  Graham
Chief Financial Officer

ANALYSTS

Andrea Faria Teixeira
JPMorgan Chase & Co, Research Division

Jason M. English
Goldman Sachs Group, Inc., Research Division

Kaumil S. Gajrawala
Crédit Suisse AG, Research Division

Lauren Rae Lieberman
Barclays Bank PLC, Research Division

Mark Stiefel Astrachan
Stifel, Nicolaus & Company, Incorporated, Research Division

Robert Edward Ottenstein
Evercore ISI Institutional Equities, Research Division

William Bates Chappell
Truist Securities, Inc., Research Division

Operator

Ladies and gentlemen, thank you for standing by, and welcome to the Reynolds Consumer Products Third Quarter 2020 Earnings Conference Call. [Operator Instructions] Please be advised that today's call is being recorded. I would now like to hand the conference over to your speaker today, Mark Swartzberg. Thank you. Please go ahead.

Mark David Swartzberg
Vice President of Investor Relations

Good afternoon. Thank you for joining us on Reynolds Consumer Products' Third Quarter 2020 Earnings Conference Call. On the call today are Lance Mitchell, President and Chief Executive Officer; and Michael Graham, Chief Financial Officer. During the course of this call, management may make forward-looking statements within the meaning of the federal securities laws. These statements are based on management's current expectations and involve risks and uncertainties that could cause actual results and outcomes to differ materially from those described in these forward-looking statements.

Please refer to Reynolds Consumer Products' annual report on Form 10-K and other reports filed from time to time with the Securities and Exchange Commission and its press release issued this afternoon for a detailed discussion of the risks that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today.

Please note management's remarks today will focus on non-GAAP or adjusted financial measures. A reconciliation of GAAP results to the non-GAAP financial measures is available in the earnings release posted under the Investor Relations heading on our website at reynoldsconsumerproducts.com. The company has also prepared a few presentation slides and additional supplemental financial information, which are posted on Reynolds website under the Investor Relations heading. This call is being webcast and an archive of it will also be available on the website.

I'd also like to note that we are conducting our call today from our respective remote location. As such, there may be brief delays, cross-talk or other minor technical issues during this call. We thank you in advance for your patience and understanding. [Operator Instructions]

And now I'd like to turn the call over to Lance Mitchell.

Lance  Mitchell
President and Chief Executive Officer

Thanks, Mark. Before we begin, with a surge of COVID-19 across our country, I'd like to thank our employees for continuing to follow prevention measures and putting safety first, always. And on Veterans Day, we also thank our many colleagues and all who served our country, men and women and their families who've made personal sacrifices to ensure the security of our nation and our democracy. For our agenda today, Mike will review our strong quarter and outlook, and I'll cover performance highlights, brand performance, our near-term priorities and fourth quarter demand. Together, our remarks will be brief. A good quarter requires very little explanation. And then we'll open it up for questions.

We're very pleased with our quarterly results and the progress we're making against the goals and initiatives we established to position us for future growth and success. Revenue was up strongly, reflecting increased everyday use at home and the impact of new products. Gross margin expanded substantially. We invested significantly in advertising and promotion and market research. All of this together resulted in a $30 million increase in adjusted EBITDA, enabling us to increase our financial outlook for the year.

Turning now to our brands and businesses. Three years ago, we set out to make Reynolds a $1 billion brand at retail. And I'm happy to tell you we recently crossed that threshold, growing 18% in the last 52 weeks or more than $150 million compared to 2019. Reynolds Wrap foil grew 17% over that period, and we saw even faster growth in parchment paper, plastic wrap and wax and freezer paper. Needless to say, Reynolds brand strength and momentum is benefiting from our increases in capacity. We're also seeing strong performance for Hefty. The waste bag category is large and growing strongly, and the Hefty brand continues to do very well, growing with the category. According to Harris, U.S. households are using more than 3.5 kitchen waste bags per week, up from approximately 2.5 bags per week prior to COVID.

Innovation has also picked up in the quarter and was led by our Hefty Tableware unit, which benefited from a number of new products, including ECOSAVE, a new line of disposable tableware made of plant-based materials, which is 100% compostable. Excellent service across our categories remains a priority, and our Presto unit continues to grow with our retail partners and their brands, even with year-to-date headwind of last year's exits of low-margin business. Our e-commerce business is also doing very well, growing very strongly again in the quarter. We estimate our e-commerce shares to be equal to or better than our brick-and-mortar shares, depending on the category.

Looking forward, our near-term priorities remain employee health and safety, maximizing the availability of our products and investment in our category. We remain vigilant as COVID-19 positivity rates increased nationally, and our recordable injury rates remained very low and below year ago levels. We continue to improve the availability of our products in response to strong demand. In-stocks are improving, and we continue to bring on more capacity than planned at the start of the year, with most of it online by year-end. We are also increasing spending on advertising and promotion and market research as consumer habits change and benefit our categories.

We've previously called out significant second half increases in A&P due to timing. For the year, we plan for A&P to be up strong double digits. We are completing our plans for 2021, but you can expect strong support for our brands next year, considering the favorable demand environment. Most of us are spending more time at home. And our research finds that the behavior that comes with this is a long-lasting positive. Repeat rates among new users are up across our categories. In addition, according to Numerator, more than 80% of active users of our categories indicate they intend to maintain or increase elevated consumption of foil, waste bags, food bags and disposable tableware beyond 2021. This is a positive for our categories. And it means more innovation. We have a strong new product pipeline. We've invested in market research during this change in consumer behavior to aid in the development of new products. We remain committed to our goal of 20% of our revenue from products that are less than 3 years old, and we're excited about the new product pipeline that we have heading into next year.

Demand remains stronger than historical trends. And as you saw in our release, we estimate a mid-single-digit net revenue increase in the fourth quarter. After a stronger-than-expected third quarter, households entered October with increased inventory of our products, and we anticipate smaller gatherings around the holidays. This has reduced the need for promotion in contrast to last year's fourth quarter, when we did what we usually do, step up promotions at the start of the quarter to build household inventory ahead of the holidays. Additionally, we've seen some softening of business and restaurant items sold by certain retailers as restaurant restrictions have increased.

We remain firmly focused on leadership of our categories, and I could not be more pleased that we were able to simplify daily life for consumers by meeting the sustained and fundamental shift in demand for our products. We are aware of next year's comparison and leaning into the opportunity with capacity, innovation and investment. I'm confident our people and our priorities will allow us to deliver another year of strong performance.

I'll now turn it over to Michael to discuss our results for the quarter and our outlook.

Michael  Graham
Chief Financial Officer

Thanks, Lance, and good afternoon, everyone. I'm really pleased with the results for the quarter. I'll briefly walk through them and wrap up with the outlook for the fourth quarter.

Net revenues in the third quarter of 2020 were $823 million compared to $741 million in the prior year. The growth was driven by strong demand across all of our business segments, reflecting the continued increase in everyday use at home and the impact of new products. Net income increased to $113 million in the third quarter compared to $63 million in the prior year, and adjusted net income was $117 million for the third quarter of 2020. The increase was primarily driven by higher revenue and lower interest expense, reflecting the lower interest rates and the capital structure that went into effect with the IPO. Adjusted earnings per share for the quarter was $0.56. Adjusted EBITDA for the third quarter was $192 million compared to $162 million in the prior year. The increase was primarily due to increased revenue and lower material manufacturing costs, partially offset by higher advertising and personnel costs.

Turning to our segment results. Reynolds Cooking & Baking net revenues in the third quarter were $285 million compared to $256 million in the same period of last year. The increase was primarily driven by increased consumer demand, partially offset by a decline in related party revenue. Adjusted EBITDA in the quarter was $63 million compared to $49 million in the prior year due to the revenue increase and lower material and manufacturing costs, partially offset by higher advertising costs.

For Hefty Waste & Storage, net revenues in the third quarter were $209 million compared to $185 million in the prior year. The increase was primarily driven by increased consumer demand. Adjusted EBITDA in the quarter was $65 million compared to $51 million in the prior year due to the revenue increase and lower material and manufacturing costs, partially offset by higher advertising costs.

For Hefty Tableware, net revenue for the segment were $192 million compared to $174 million in the prior year. The increase was driven by the impact of several new product introductions. In addition, we saw improved demand for business and restaurant items in comparison to the second quarter. Adjusted EBITDA in the quarter was $43 million compared to $40 million in the prior year, primarily due to the revenue increase, partially offset by increased advertising and logistics costs.

Finally, Presto Products net revenues were $136 million compared to $129 million in the prior year. The increase was primarily driven by increased consumer demand. Adjusted EBITDA in the third quarter was $28 million compared to $23 million in the prior year, primarily due to the revenue increase and lower material and manufacturing costs.

Now moving to our capital structure. We continue to be very pleased with the cash-generating ability of our business. And as of September 30, 2020, we had a cash balance of $351 million and a total debt outstanding of $2.34 billion. Subsequent to quarter end, we made an additional voluntary debt payment of $100 million, continuing on our commitment to deleverage.

Commenting on our guidance for the fourth quarter and the year ending December 31, 2020. For fourth quarter of 2020, we expect net revenue growth to be mid-single digits on net revenues of $835 million in the fourth quarter of 2019. Increased logistics, resin and COVID-related safety costs, continued investment in categories with another strong increase in A&P and adjusted EBITDA to be in the range of $195 million to $200 million. Based on these expectations, we have increased our guidance and expect the following for the full year 2020: net revenue to be in the range of $3.24 billion to $3.26 billion; adjusted EBITDA to be in the range of $715 million to $720 million; adjusted EPS to be in the range of $1.95 to $1.97 per share; and net debt to be approximately $1.9 billion at December 31, 2020. And consistent with our prior communications, we expect capital spending to be approximately 4% of net revenue.

Looking forward to next year, the marketplace is dynamic, and we're currently working through our plans. We plan to provide additional details of our expectations for 2021 with the release of our fourth quarter results. Overall, we're pleased to be operating in categories that are larger than what we anticipated at the time of IPO, and we remain committed to cash returns, including a dividend payout ratio of approximately 50% of net income with dividends growing over time and continued deleverage to net debt that is between 2 and 2.5x as a multiple of adjusted EBITDA.

With that, I'll turn the call back over to Mark.

Mark David Swartzberg
Vice President of Investor Relations

Thanks, Michael. As I turn it over to the operator for the questions, [Operator Instructions] Operator?

Question and Answer

Operator

[Operator Instructions] Our first question comes from Bill Chappell with Truist.

William Bates Chappell
Truist Securities, Inc., Research Division

I guess, first question, looking at the Presto business. I mean certainly, good growth. It was kind of half the rate of your branded business. So I didn't know if you were seeing continued trade up of consumers? Or if there was something else going on that kind of explains that? And as we go through COVID, it -- in general, we've seen in other categories, consumers tend to trade more to branded and higher end or if there -- like I said, if there's something else that I'm missing?

Lance  Mitchell
President and Chief Executive Officer

Bill, actually, there's 2 things occurring here. The first is there's been some moderate trade up to the brands across some of these -- most of our categories. But it has been moderate. But the main significant difference in the growth rates between Presto and the other segments is the fact that we're still lapping some of that low-margin business that we intentionally exited. And as we exit Q3, that is now almost entirely behind us, but that's a big part of the percentage difference in the growth rates between the different business segments.

William Bates Chappell
Truist Securities, Inc., Research Division

Got it. And then just as a follow-up. On the Hefty Tableware business, that seemed to bounce back pretty nicely from 2Q results. Anything to that? Is that we're getting out of the picnic season, so you have more normal kind of comparisons anyways? Or is there something else going on there?

Lance  Mitchell
President and Chief Executive Officer

There's 3 dynamics occurring there. The first, as you may have picked up in the opening remarks that I talked about, was the fact that we saw some recovery in the restaurant and business items, certainly not to prior year levels, but better than a very depressed Q2. But the real driver is the fact that we had several new products that were successfully introduced and growing in the tableware business in Q3. And as you pointed out, you don't have the Labor Day -- or rather the Memorial Day and 4th of July comparisons for holiday occasions, it's really only Labor Day in the Q3, which is not as a robust holiday occasion for disposable tableware, and the continued strength of everyday use occasions for this product.

Operator

Our next question comes from Robert Ottenstein with Evercore ISI.

Robert Edward Ottenstein
Evercore ISI Institutional Equities, Research Division

Great. Two questions. The first one, sales across the board were very strong, which isn't a surprise, but they did seem to be a good bit stronger than you had guided and, obviously, where consensus was and more in line with what the track channels reflected, which was not true the prior quarter. So I'm wondering if you can kind of help us sort of try to tie that together and sort out the disconnect, if any?

Lance  Mitchell
President and Chief Executive Officer

Q3, it may sound like we had a conservative guide, but I assure you that's not the case. What we had was a very strong September, one that fundamentally surprised us from a strength standpoint. And if you remember, we guided last, I think, September 8. So that strong September really tipped the scale towards above the high end of our guide. And our research says, it was really driven by 2 things. The first is, it was driven by consumers actually buying more in front of the holidays and preparing for the holidays early. And the second was there was a resurgence of COVID in some communities and states. And so there was a stock-up period, certainly not like anything we saw in March and April, but more of a stock-up occurring in our categories as some pantries were loaded going into Q4.

Robert Edward Ottenstein
Evercore ISI Institutional Equities, Research Division

Great. Great. And I guess that explains a little bit of the slightly lower growth in Q4. My second question or follow-up is on the EBITDA implied guidance for Q4, which is a good bit lower than consensus. It's lower than I think the IPO guidance initially and implies a fair amount of margin contraction. So I'm just kind of interested. We've actually getting a lot of e-mails from investors tonight on this. Why the margin contraction and lower EBITDA in Q4, given the fact that the sales guidance is still pretty strong.

Lance  Mitchell
President and Chief Executive Officer

Yes. A lot has changed since the IPO. And I think the first thing, as you already pointed out, is some of Q4 revenue really came in, in Q3 as the preparation for the holidays occurred earlier. But I would also point out our top line guidance is still better than both our IPO forecast and consensus is for Q4. But the EBITDA is a temporary impact of higher commodity costs. We're going to be recovering those as we go into Q1. But we did see commodity costs increase primarily in resins in Q3 that we will see the impact of those in Q4. And we have numerous countermeasures that we have implemented going into Q1 that will ensure that we get those back as we go into next year. I also will point out that we're leaning into advertising investments in Q4. And as I pointed out in our opening remarks, they're double-digit increases over prior year.

Operator

Our next question comes from Jason English with Goldman Sachs.

Jason M. English
Goldman Sachs Group, Inc., Research Division

Congratulations on another strong quarter. Lance, it's -- I can certainly sense your optimism as now you look to the fourth quarter, but as you look into next year, and you mentioned your investment behind capacity, innovation and A&P. But what if you're wrong? What if the vaccine comes and a lot of behavior mean reverts to where it was before? What course corrections can you take at that point in time to avoid earnings sliding out flat?

Lance  Mitchell
President and Chief Executive Officer

Well, first of all, we've done a lot of market research. And according to our research and the Numerator numbers that I just shared, a lot of this consumer behavior is expected to stick. More than 80% of the users of our categories indicate they're going to maintain or increase elevated consumption of our products. And according to Thrive Plan, 80% of households are going to wait to return to dining and restaurants until 2022. So -- and we've seen changes in consumer behavior in millennials and Gen Zs towards recognizing that cooking is a healthier, lower cost, easier alternative than always takeout and restaurants. And so we're seeing fundamental shifts in consumer behavior.

And so our research makes us very optimistic that this is sustained and fundamental. But if it isn't, the investments we've made in our capacity are not new roofs. They are -- as you -- we heard from our capital investments, we're trending at 4% of our revenue from a capital investment standpoint. So it's not significant capital investment to get these new lines and capabilities or increased production. And that, that we're bringing on is lower cost. It's more efficient, it's less labor. From an automation standpoint alone, although the payback won't be as quick as growth, we will get a payback on it. And we'll be able to utilize that production equipment more efficiently.

Operator

[Operator Instructions] Our next question comes from Kaumil Gajrawala from Crédit Suisse.

Kaumil S. Gajrawala
Crédit Suisse AG, Research Division

As it relates to capacity, you just mentioned it briefly, Lance, that you're adding capacity, it doesn't come at a big capital cost. But I think from the prepared remarks, you mentioned the revenue of the categories are -- is higher than what you anticipated at IPO. Why wouldn't the CapEx tick up a little bit higher perhaps than planned in order to support that than this higher kind of revenue base or higher TAM that we might be looking at?

Lance  Mitchell
President and Chief Executive Officer

Yes. Yes, thanks, Kaumil. I think we hear what you guys in the past said, our CapEx expectations to be around 4% of our total sales. That increase is primarily related to the fact that we've added additional capacity. And as that capacity come on stream, obviously, with that comes CapEx. That did answer your question? Or is there...

Michael  Graham
Chief Financial Officer

To be clear, we are adding capacity and investing in capacity. It's higher than we had planned as we went into the year.

Lance  Mitchell
President and Chief Executive Officer

Yes. So just to add to that, we said 4% of revenue previously, and our revenues increased. So obviously, that's going to be a big driver of the overall capacity too.

Kaumil S. Gajrawala
Crédit Suisse AG, Research Division

All right. That explains it. Okay. Great. And as a follow-up, you mentioned briefly about commodity costs and recovering some of the hit from higher commodity costs into 1Q. How should we be thinking about maybe the basket of commodity costs more broadly over the course of next year?

Lance  Mitchell
President and Chief Executive Officer

Yes. So I think you should think about it is like, we feel pretty good about the fact that we've been able to neutralize our higher resin costs. We do plan to recover the overwhelming or a majority of those costs through increased prices as well as adjustments to our -- the level of promotions that we take. But just keeping in mind, our retailers are our business partners. So as we think through that, we look to balance the best for their business, our business and categories as well as the end consumer.

Michael  Graham
Chief Financial Officer

I think if you think about 2021, there will be a slight headwind because of the Q3 reduction that occurred in resin, which then came back. But otherwise, we're looking at a fairly stable environment for commodities in 2021.

Operator

Our next question comes from Andrea Teixeira with JPMorgan.

Andrea Faria Teixeira
JPMorgan Chase & Co, Research Division

So I just want to think about like more long term, like if you step back of your guidance of 7%, which has implied sales growth for 2020 at the midpoint. And then -- which is obviously very impressive. But then you had the headwind from the restaurants business that, obviously, you described. We can make the math. It's about 25% for the Tableware business as a percentage of sales, but I was just thinking some of your other businesses, even in Cooking & Baking, can probably be using smaller restaurants or food trucks or -- what do you think was the headwind? Was that about 2% and 3% that may reverse? Obviously, it's not going to reverse completely, but it will be a tailwind for you next year.

Lance  Mitchell
President and Chief Executive Officer

Just in the Tableware business and restaurant items? Or -- just so I make sure...

Andrea Faria Teixeira
JPMorgan Chase & Co, Research Division

Yes. Correct.

Lance  Mitchell
President and Chief Executive Officer

Yes, it's roughly 50% of the total Tableware business that are restaurant and business items, but there's a great crossover on some of those items, too. Some of those items are used for catering events as well as for home use occasions. So it's not a clear-cut difference between what's a business item, a restaurant item and a home use occasion item in disposable tableware. Well, 50% of the revenue roughly in that business segment would skew towards that kind of use occasion.

Andrea Faria Teixeira
JPMorgan Chase & Co, Research Division

That's helpful. And then you think that -- if you think about that business and you also had a pipeline of innovation, right, that you called out. So if you -- and those 3 factors that you described. But if you put it in a more normalized way, would you say the outlook for next year could be positive? Or in other words, we've cycled through the worst. And conversely, on the remaining of the business that is more home cooking, right, that is more retail, if you will, you said that you're confident that you can lap those. What makes you confident in terms of the cadence of innovation? So perhaps it would be interesting to see a more like-for-like growth of the traditional brands vis-à-vis what came from -- or has -- what has been coming for innovation?

Lance  Mitchell
President and Chief Executive Officer

Yes. Like I said in the opening remarks, a big piece of our tableware growth in Q3 was new product innovation and the continued growth of those. So we are -- that plus our market research of everyday use occasions for disposable tableware, gives us confidence that, that segment will continue to have opportunities for growth.

Operator

The next question comes from Mark Astrachan with Stifel.

Mark Stiefel Astrachan
Stifel, Nicolaus & Company, Incorporated, Research Division

I wanted to ask 2, and I think a related question [indiscernible] later. I guess one is in trying to reconcile fourth quarter, so mid-single-digit growth. And I'll obviously look at the tracked channel growth, at least through the first month of the quarter, it has been stronger. So you mentioned some of, I guess, the September that was stronger. But ideally, I'd like to have you walk us through a little bit of some of the other pieces that are a little less obvious. You touched directionally on food service. But maybe talk about what expectations would be for that? How big of an impact would there be from shipments relative to retail safeway meaning channel stock or restocking and kind of anything else that would be pertinent to modeling?

And then sort of related to it, Lance, you had touched on the commentary about being aware of comparisons for next year, but also continue to talk about demand being above IPO. So perhaps if you can just touch high level on that without getting into guidance for next year, that would be helpful.

Lance  Mitchell
President and Chief Executive Officer

Yes. Let me tackle the last question first, related to next year. When I talked about comparisons, what we're being very mindful is of the stock up period, which occurred in March and April where the consumers had significant amount of pantry loading in our categories during that period of time, that won't necessarily repeat in 2021.

As we look at the fourth quarter, the big difference here is that we're really not promoting into the quarter like we normally would. Normally, we promote heavily to encourage stock up behavior so that consumers have those products on hand in their pantry for use during holiday, cooking and baking occasions primarily. And then what we see is maybe a lot of those promoted events and products in Q1. And we don't anticipate that to be the behavior this year because we're not promoting into it. And what we're seeing from a shipment standpoint mirrors that. We do expect there to be some replenishment also in Q1 and later in Q4 as retailers continue to replenish their inventory. Our in-stocks are continuing to improve month-over-month of most of our products at most of our retailers. And so that will continue to ensure that the replenishment of the in-stocks also contribute to shipments. But without that promotional heavy-up in Q4, we do expect still growth over a prior year where we had heavy promotions.

Operator

Our next question comes from Lauren Lieberman with Barclays.

Lauren Rae Lieberman
Barclays Bank PLC, Research Division

You guys have been asked a couple of times about capacity, and I wanted to just shift the conversation on capacity to the Hefty Waste & Storage business. We had really strong volume growth that we're seeing to the track channels. I guess, I'd be curious if that's similar in what you're seeing on untracked and your share gains. We're curious to kind of know about an update on capacity and if this uptick in demand has extended the time line for you to kind of get back, kind of caught up to where you want to be to meet the consumer demand you expect to be out there in the shelf space opportunities.

Lance  Mitchell
President and Chief Executive Officer

Yes. We have, across all our product lines, but specific to Hefty, successful events. We've been gradually adding capacity through the year, and that means bringing on new production lines at existing manufacturing locations. And these are new production lines. So they have been coming online throughout the year. We have more to go, but we are keeping up with in-stocks in Hefty, very, very well at retailers. The in-stock, I believe, I looked at the report earlier today, was at 96% in-stock, but we're not all the way to the point where we want to be and expect to be at 98.5% to 99%. But we're certainly, in comparison to that, the rest of the category doing very well and keeping up with this strong demand through our capacity additions. I will also say that in untracked channels, we're doing as well, if not better from a growth standpoint. As you know, we gained some new distribution in untracked channels. And some of the untracked channels, particularly e-commerce, are growing a little faster than brick-and-mortar, and we're -- our shares are stronger actually in that channel than they are in the typical tracked channel.

Lauren Rae Lieberman
Barclays Bank PLC, Research Division

That's great. And now that you're in this advantaged in-stock position and the capacity build has gotten to nearly, like you said, where you want it to be, is there much in the way of incremental opportunity for shelf space or new account wins, [ as a constructive ] fold into the conversation for '21.

Lance  Mitchell
President and Chief Executive Officer

Certainly, we're introducing some new products in that innovation in the Hefty waste bag line across all of our products. So from an innovation standpoint, we definitely our planning for continued growth as we go into '21, and we do have some opportunities for continuing to increase distribution as a result.

Operator

The are no further questions at this time. I'd like to turn the floor back over to management for any closing remarks you have.

Lance  Mitchell
President and Chief Executive Officer

Yes. I appreciate your time and attention today, some really excellent questions. And so to close, once again, extend our appreciation to the men and women who serve our country, on this Veterans Day. And as we head into the holidays, we hope that your celebrations are meaningful and safe. And thank you, everybody. Have a good evening.

Operator

Ladies and gentlemen, this concludes today's webcast. You may now disconnect your lines at this time. Thank you for your participation, and have a great day.